Exhibit 99.1

News Release

For Immediate Release	October 29, 2003

BALTIMORE, MARYLAND - Carrollton Bancorp (NASDAQ: CRRB) announced today a quarterly dividend of $0.09 per share, payable December 1, 2003 to shareholders of record on November 13, 2003.  Robert A. Altieri, President & CEO, stated that the cash dividend rate was based on stable current earnings and future prospects for the Company. Net income for the quarter ended September 30, 2003 was $365,000, or $0.13 per share, compared to $467,000, or $0.16 per share for the same period of 2002.  Net income for the nine months ended September 30, 2003 was $979,000, or $0.35 per share, compared to $1,679,000, or $0.59 per share, for the same period of 2002.  The results for the nine month ended September 30, 2002 include a pre-tax gain of $688,000 on the Bank’s sale of its interest in a branch in Baltimore County.  Earnings for the quarter continue to be negatively impacted by the historically low interest rate environment and the Bank’s rapid balance sheet changes transitioning the Bank into more of a traditional commercial bank.

Over the past two years, the industry has experienced record-breaking interest rate reductions.  These historically low interest rates have slowed the Company’s ability to reach its income goals.  The commitment to the Company’s business strategies set forth in 2001 continues to show positive balance sheet results; however, the volatile market conditions and ongoing economic uncertainty have had an impact on the Company’s ability to transition into an institution rivaling its peers in profitability.  The business strategy set forth in 2001 was to focus lending efforts on commercial lending while gradually reducing the Bank’s reliance on commodity type loans and fixed rate long-term assets.  As planned, the Bank has increased its commercial portfolio nearly 70% since inception and continues to see promising growth in our commercial lending sector.  During the transition period, the Bank stopped purchasing long-term assets during a time when refinancing of these long-term assets were at historically high levels.  In the short-term, this asset runoff has adversely impacted earnings with these funds being invested in lower-yielding securities. As planned for the future, deployment of these funds to an increasing commercial lending portfolio will have a positive impact on the earning stream of this Company.

The third quarter marked an improvement in the Bank’s net interest margin with the repricing of $28.5 million of high funding cost certificates of deposit, originated in 2000.  The repricing of liabilities and the continued efforts to restructure the Bank assets while focusing on commercial lending is expected to have a positive impact on future earnings.

The Company has recently completed a system wide conversion involving its operational software and service provider.  The change of provider and processing systems is deemed to be more compatible with the growth and strategic direction of the Company, allowing for more profitable and streamlined operations with enhanced product and service offerings.

Noninterest income continues to be a large contributor to the Company’s profitability during this transition period.  Noninterest income for the first nine months of 2003 was $6,397,000 compared to $5,909,000 in 2002, an increase of 8%, largely because of the sale of loans originated by Carrollton Mortgage Services, Inc.  Results for the first nine months of 2002 included a pre-tax gain of $688,000, $422,000 net of tax, on the branch divestiture. Results for 2003 and 2002 included gains of $463,000 and $210,000, respectively, on security sales.

Market conditions continue to adversely affect the profitability of Carrollton Financial Services, Inc.  Carrollton Financial Services, Inc. had fee income of $460,000 in the first nine months of 2003 compared to $567,000 for the comparable period of 2002, a 19% decrease.  The Company has taken steps to increase brokerage fee income by licensing existing sales associates to market specific products in its Financial Centers in 2003.

Mr. Altieri stated that management and the Board of Directors believe that earnings will improve based on monthly results and economic forecasts.  We believe “the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank.  While the prevailing low interest rates on loan products and high cost of borrowed funds strains our net interest margin, we believe we are positioned to enhance profitability once interest rates return to more traditional levels.  We have informed our shareholders of our course of action as well as the fact that it is a multi-year transformation, and we believe that our shareholders see the value in the long-term prospects for the Company, and will bear with us in the process.”

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of ten branch offices in central Maryland and a network of 151 ATMs located in Maryland, Virginia, and West Virginia.  All ATMs will be fully depreciated prior to the fourth quarter of 2004.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

A summary of financial information follows.  For additional information, contact Randall M. Robey, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS

Carrollton Bancorp and Subsidiary

	Quarter Ended September 30			Nine Months Ended September 30
	2003	2002	%Change	2003	2002	%Change
Results of Operations
Net interest income	$2,413,013	$2,647,427	-9%	$6,844,761	$7,864,414	-13%
Provision for loan losses	0	131,500	-100%	243,000	394,500	-38%
Noninterest income	2,308,600	1,850,071	25%	6,397,036	5,908,863	8%
Noninterest expenses	4,222,518	3,680,708	15%	11,588,562	10,910,081	6%
Income taxes	133,742	218,304	-39%	430,876	790,093	-45%
Net income	365,353	466,986	-22%	979,359	1,678,603	-42%

Per Share - Note 1
Net income	0.13	0.16	-19%	0.35	0.59	-41%
Cash dividends declared	0.09	0.09	0%	0.27	0.27	0%
Book value				12.12	12.57	-4%
Common stock closing price				17.70	13.22	34%

At September 30
Short term investments				6,765,584	9,822,365	-31%
Investment securities				66,670,348	74,684,528	-11%
Loans held for sale				626,729	0	100%
Gross loans (net of unearned income)				199,446,846	211,260,460	-6%
Earning assets - Note 2				272,448,221	296,075,615	-8%
Total assets				306,697,048	327,218,023	-6%
Total deposits				212,526,109	233,862,429	-9%
Shareholders’ equity				34,258,604	33,887,175	1%

Common shares outstanding - Note 1				2,826,897	2,830,477

Average Balances
Short term investments	16,822,504	8,091,303	108%	20,919,114	10,731,494	95%
Investment securities	66,954,218	76,701,617	-13%	73,293,649	84,558,005	-13%
Loans held for sale	2,954,503	0	100%	1,348,613	0	100%
Gross loans (net of unearned income)	195,640,743	215,031,709	-9%	197,001,326	218,074,804	-10%
Earning assets - Note 2	281,318,074	300,146,193	-6%	291,704,999	314,167,195	-7%
Total assets	313,764,644	327,867,223	-4%	321,768,171	340,660,537	-6%
Total deposits	217,906,868	233,695,180	-7%	226,663,797	247,763,829	-9%
Shareholders’ equity	34,219,695	34,042,820	1%	34,129,595	33,533,712	2%

Earnings Ratios
Return on average total assets	0.47%	0.57%		0.41%	0.66%
Return on average shareholders’ equity	4.27%	5.49%		3.83%	6.67%
Net yield on average earning assets - Note 2	3.51%	3.64%		3.21%	3.46%
Interest rate spread - Note 2	3.09%	3.07%		2.73%	2.90%

Credit Ratios
Nonperforming assets as a percent of period-end loans and other real estate				2.08%	1.84%
Allowance to total loans				1.84%	1.73%
Net loan losses to average loans	0.04%	0.01%		0.07%	0.04%

Capital Ratios (period end)
Shareholders’ equity to total assets				11.17%	10.36%
Leverage capital - Note 3				10.03%	9.75%
Tier 1 risk-based capital - Note 3				13.94%	13.80%
Total risk-based capital - Note 3				15.64%	15.30%

Note 1:	Per share amounts and common shares outstanding have been adjusted to retroactively reflect the effect of a 5% stock dividend declared by the Board of Directors on October 24, 2002.
Note 2 :	Calculated using amortized cost basis of investments which does not consider the effect of market value gains or losses resulting from Statement of Financial Accounting Standards No. 115.
Note 3 :

Regulatory capital ratios exclude the net unrealized holding gains or losses on available for sale securities, except that 45% of the unrealized market value gains on equity securities are included in total capital in accordance with regulations.